Exhibit 11


                        Computation of Per Share Earnings





         The following is a reconciliation of the numerator and denominators of the basic and diluted EPS computations at June 30, 2001 and July 1, 2000.

                                           June 30,          July 1,
                                             2001             2000
                                         ------------    -------------

Net Income                               $    269,000    $     200,000
                                         ============    =============

Basic Shares                               43,365,488       33,383,963
Convertible Preferred Stock                 2,644,000        3,444,000
Diluted Options and Warrants                5,060,224       17,192,683
                                          -----------     ------------
Diluted Shares                             51,069,712       54,020,646
                                          ===========     ============
Net Income Per Common Share
     Basic                                       0.01             0.01
     Diluted                                     0.01              Nil